                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           Offshore Logistics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                        [OFFSHORE LOGISTICS, INC, LOGO ]





                            OFFSHORE LOGISTICS, INC.
                               POST OFFICE BOX 5-C
                           LAFAYETTE, LOUISIANA 70505


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the "Company") will be held at the Four Seasons Hotel, Houston, Texas on Monday, September 17, 2001, at 3:00 p.m. for the following purposes:

         1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified;

         2. To vote on a proposal to approve an amendment to the Offshore Logistics, Inc. Nonqualified Stock Option Plan for Nonemployee Directors;

         3. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on August 1, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

         STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                    By Order of the Board of Directors


                                    /s/ H. Eddy Dupuis

                                    H. Eddy Dupuis
                                    Secretary




Lafayette, Louisiana
August 8, 2001

                            OFFSHORE LOGISTICS, INC.

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 17, 2001

                             SOLICITATION OF PROXIES

         The accompanying Proxy is solicited by the Board of Directors of Offshore Logistics, Inc., 224 Rue de Jean, Lafayette, Louisiana 70508 (the "Company") for use at the Annual Meeting of Stockholders to be held September 17, 2001, and any adjournments thereof.

         All Proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the Proxy or, if not specified, as set forth herein.

         The stockholder has the power to revoke such Proxy at any time before it is exercised, either by giving written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by voting in person at the Annual Meeting.

         This Proxy Statement and the enclosed Proxy are being mailed on approximately August 8, 2001.

                          VOTING SECURITIES OUTSTANDING

         At the close of business on July 24, 2001, the Company had outstanding 21,892,421 shares of Common Stock. Each such outstanding share is entitled to one vote. Only holders of record of Common Stock at the close of business on August 1, 2001, the record date for the Annual Meeting, are entitled to vote at the meeting and any adjournments thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

HOLDINGS OF PRINCIPAL STOCKHOLDERS

         The following table shows as of July 24, 2001, certain information with respect to beneficial ownership of the Company's Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the Company.

                                                                         AMOUNT
                                                                       BENEFICIALLY      TITLE        PERCENT
         NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED         OF CLASS     OF CLASS (1)
         ------------------------------------                          ------------     --------     ------------
         Caledonia Industrial & Services Limited
         Cayzer House, 1 Thomas More Street
         London, England  E1 9AR..................................     1,752,754(2)     Common          8.0%

         Neuberger Berman, Inc.
         605 Third Avenue
         New York, NY  10158-3698.................................     1,376,627(3)     Common          6.3%

         Dimensional Fund Advisors
         1299 Ocean Avenue, 11th Floor
         Santa Monica, CA  90401..................................     1,514,000(4)     Common          6.9%

         Systematic Financial Management LP
         Glenpointe East, 7th Floor
         300 Frank W Burr Boulevard
         Teaneck, NJ  07666.......................................     1,432,639(5)     Common          6.5%

----------

(1)      Percentage of the Common Stock of the Company outstanding as of July
         24, 2001.

(2) According to a Schedule 13D/A dated October 5, 2000, filed by (i) Caledonia Industrial & Services Limited ("CIS") as the direct beneficial owner of 1,752,754 of such shares of Common Stock; (ii) Caledonia Investments plc ("Caldeonia") as an indirect beneficial owner given that Caledonia is the holder of all of the outstanding capital stock of CIS; (iii) The Cayzer Trust Company Limited ("Cayzer Trust") as an indirect beneficial owner given that its direct holdings of the securities of Caledonia represent indirect holdings of the stock of CIS; and (iv) Sterling Industries PLC ("Sterling") which, as of March 31, 2000, is no longer an indirect beneficial given that it has no direct voting holdings of Caledonia, the foregoing shares of Common Stock include 452,754 shares of Common Stock that may be acquired upon conversion of $10,350,000 of the Company's 6% Convertible Subordinated Notes due 2003 at an assumed conversion price of $22.86 per share ("6% Notes").

(3) According to a Schedule 13G/A dated February 2, 2001, filed with the Securities and Exchange Commission, Neuberger Berman, Inc. has sole voting power with respect to 600,027 of such shares of Common Stock, shared dispositive power with respect to 1,376,627 of such shares of Common Stock, and beneficially owns 1,376,627 of such shares of Common Stock.

(4) According to a Schedule 13G dated February 2, 2001, filed with the Securities and Exchange Commission, Dimensional Fund Advisors has sole voting power, sole dispositive power and beneficially owns 1,514,100 of such shares of Common Stock.

(5) According to a Schedule 13F dated May 14, 2001, filed with the Securities and Exchange Commission, Systematic Financial Management LP has sole voting power, sole investment power and beneficially owns 1,432,639 of such shares of Common Stock.

HOLDINGS OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following table shows as of July 24, 2001, certain information with respect to beneficial ownership of the Company's Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and (iii) all of the Company's directors and executive officers as a group:


                                                            AMOUNT
                                                         BENEFICIALLY            TITLE           PERCENT
                 NAME OF BENEFICIAL OWNER                 OWNED (1)             OF CLASS       OF CLASS (2)
                 ------------------------                 ---------             --------       ------------
         Hans J. Albert..............................       37,374              Common              *
         Peter N. Buckley............................    1,760,754 (3)          Common            8.0%
         Jonathan H. Cartwright......................    1,760,754 (3)          Common            8.0%
         Louis F. Crane..............................      144,000              Common              *
         Gene Graves.................................       37,832              Common              *
         David M. Johnson............................       38,000              Common              *
         Kenneth M. Jones............................       23,500              Common              *
         Drury A. Milke..............................       44,502              Common              *
         Harry C. Sager .............................       16,000              Common              *
         George M. Small.............................       68,347              Common              *
         Robert W. Waldrup...........................       10,000              Common              *
         Howard Wolf.................................       12,490              Common              *

         All Directors, Nominees and Executive
          Officers as a Group (19 persons) (3) (4)...    2,302,400              Common            10.5%

----------------
* Less than 1%.

(1) Based on information as of July 24, 2001, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after July 24, 2001, the number of shares of Common Stock indicated after such director's or executive officer's name: Hans J. Albert - 32,500 shares; Peter N. Buckley - 8,000 shares; Jonathan H. Cartwright
         - 8,000 shares; Louis F. Crane - 126,000 shares; Gene Graves - 15,000 shares; David M. Johnson - 24,000 shares; Kenneth M. Jones - 21,000 shares; Drury A. Milke - 35,000 shares; Harry C. Sager - 14,000 shares; George M. Small - 50,000 shares and Howard Wolf - 10,000 shares, and the following number of shares of Common Stock which were vested at the fiscal year ended March 31, 2001, under the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), based on the 401(k) Plan statement dated March 31, 2001: Hans J. Albert - 3,735 shares; Gene Graves - 9,663 shares; Drury A. Milke - 7,087 shares and George M. Small - 11,509 shares. Shares held in the 40l(k) Plan are voted by the trustee.

(2) Percentages of the Common Stock of the Company outstanding as of July 24, 2001.

(3) Because of the relationship of Messrs. Buckley and Cartwright to CIS, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the securities of the Company owned by CIS (see "Holdings of Principal Stockholders"). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of securities of the Company owned by CIS. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by CIS.

(4) Including 434,500 shares, which may be acquired within 60 days of July 24, 2001 upon exercise of options.


                      PROPOSALS AND DIRECTOR NOMINATIONS BY
                    STOCKHOLDERS FOR THE 2002 ANNUAL MEETING


         Any proposal by a stockholder intended to be considered for inclusion in the Company's proxy materials for the Company's 2002 Annual Meeting (the "Annual Meeting") must be received at the Company's office not less than 120 days prior to August 8, 2002. Therefore, any such proposal related to the Annual Meeting should be received by April 10, 2002, for consideration for inclusion in the Company's Proxy Statement and form of Proxy related to the meeting.

         In addition, the Company's By-laws provide that any stockholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company at 224 Rue de Jean, Lafayette, Louisiana 70508. Requests for copies of the By-laws should also be addressed to the Secretary.

                            1. ELECTION OF DIRECTORS


         Eight directors are to be elected, each to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

         Unless authority to do so is withheld by the stockholder, each Proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of July 24, 2001, of approximately 9.5% of the Company's Common Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying Proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.

VOTE REQUIRED FOR ELECTION, QUORUM AND TABULATION OF VOTES

         Under the Company's By-laws, a majority of the shares of Common Stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion only as to routine matters. Brokers have discretionary authority to vote in the election of directors. Absent specific instructions from the beneficial owner as to non-routine matters, the New York Stock Exchange precludes its member brokers from voting. The missing votes of non-routine matters are known as "broker non-votes." For purposes of determining the presence or absence of a quorum at the Annual Meeting, abstentions and broker votes on routine matters are counted; thus, broker non-votes are irrelevant for quorum purposes.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH NOMINEE. ABSTENTIONS AND BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST ANY NOMINEE.

         The Board of Directors unanimously recommends that the stockholders vote "FOR" election of the nominees named below.

INFORMATION CONCERNING NOMINEES

         Subject to the foregoing, Proxies will be voted for the election of the following eight nominees as directors of the Company, each of whom has engaged in the principal occupation indicated below for at least the past five years:


                                                                                   YEAR FIRST
                                                                                    ELECTED
              NOMINEE            PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE       DIRECTOR        RESIDENCE          AGE
              -------            --------------------------------------------      ----------       ---------          ---
PETER N. BUCKLEY (1)................  Chairman & Chief Executive Officer of                1997      London,            58
                                        Caledonia Investments plc                                    England

JONATHAN H. CARTWRIGHT (1)..........  Finance Director of Caledonia Investments plc        1997      London,            47
                                                                                                     England

LOUIS F. CRANE......................  Chairman of the Board of Directors of the            1987      New Orleans,       60
                                       Company  (October 1997 to Present),                           Louisiana
                                       Chief Executive Officer of the Company
                                       (September 1999 to Present) and
                                       President of Orleans Capital Management
                                       (November 1991 to Present)

DAVID M. JOHNSON....................  Private Investor, President of Q Services, Inc.      1983      Houston,           63
                                        (October 1997 to Present), Former Executive                  Texas
                                        Vice President of Weatherford International,
                                        Inc. (December 1991 to January 1994)

KENNETH M. JONES....................  Private Investor                                     1969      Flat Rock,         68
                                                                                                     North Carolina

GEORGE M. SMALL.....................  President of the Company (October 1997               1986      Lafayette,         56
                                        to Present) and Chief Operating Officer                      Louisiana
                                       of the Company (September 1999 to Present)
                                       Prior to October 1997, Vice President,
                                       Chief Financial Officer, Secretary and Treasurer

ROBERT W. WALDRUP (2)...............  Private Investor and Employee of Newfield             n/a      Houston,           57
                                       Exploration Company                                           Texas


HOWARD WOLF.........................  Attorney at Law.  Chairman of the Board              1986      Austin,            66
                                        of Directors of the Company (September 1986                  Texas
                                        to June 30, 1995).  Partner, Fulbright &
                                        Jaworski

----------
(1) Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited ("CIS"), were designated by CIS and elected to the Board of Directors of the Company in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with the Company's acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of the Company's Board of Directors and to replace any directors so nominated.

(2) Mr. Waldrup was a founding member and served as Vice President of Operations and on the Board of Directors of Newfield Exploration Company (1992-2001). Mr. Waldrup currently serves as an advisor to the President of Newfield Exploration Company. Mr. Waldrup has not previously served as a director of the Company and is being proposed by the Board of Directors for election as a director at the Annual Meeting.

                             EXECUTIVE COMPENSATION

         The following table sets forth the aggregate cash and non-cash compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years ended March 31, 2001 to the Chief Executive Officer of the Company and its four other most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                 ------------------------                          AWARDS(3)
                                                                                           ------------------------
                                                                                                         SECURITIES
                                    FISCAL                                  OTHER ANNUAL   RESTRICTED    UNDERLYING    ALL OTHER
                                    YEAR                         BONUS      COMPENSATION     STOCK        OPTIONS/    COMPENSATION
   NAME & PRINCIPAL POSITION        ENDED        SALARY ($)      ($)(1)        ($)(2)      AWARD(s)($)    SARS(#)        ($)(4)
-------------------------------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Louis F. Crane ................      2001        $  260,000    $  312,000    $        0    $        0        20,000    $        0
  Chairman of the Board and          2000        $  120,000    $   56,000    $        0    $        0        50,000    $        0
  Chief Executive Officer            1999        $  120,000    $   76,000    $        0    $        0        50,000    $        0

George M. Small (5) ...........      2001        $  250,000    $  300,000    $        0    $        0        20,000    $   17,700
  President and                      2000        $  235,000    $   35,300    $        0    $        0        35,000    $   16,752
  Chief Operating Officer            1999        $  220,000    $   66,000    $        0    $        0        20,000    $   17,993

Drury A. Milke (5) ............      2001        $  175,000    $  175,000    $        0    $        0        15,000    $   17,898
  Executive Vice President,          2000        $  167,500    $   20,900    $        0    $        0        25,000    $   15,483
  International Operations           1999        $  160,000    $   40,000    $        0    $        0        10,000    $   11,380

Hans J. Albert (5) ............      2001        $  180,000    $  180,000    $        0    $        0        15,000    $   18,117
  Executive Vice President,          2000        $  175,000    $   21,900    $        0    $        0        25,000    $   15,657
  Corporate Development              1999        $  170,000    $   40,000    $        0    $        0        10,000    $   12,399

Gene Graves (5) ...............      2001        $  175,000    $  175,000    $        0    $        0        15,000    $   28,363
  Vice President, Marketing          2000        $  172,500    $   21,600    $        0    $        0        25,000    $   25,968
                                     1999        $  170,000    $   40,000    $        0    $        0        10,000    $   12,334

----------
(1) Cash bonuses are listed in the fiscal year earned but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the "1994 Plan"), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the "Restricted Stock Award(s)" column, although the restricted stock awards were not made until the following year.

(2) The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 2001, 2000 and 1999.

(3) The Company awarded no restricted stock to these individuals for the 2001, 2000 and 1999 fiscal years. During the 2001, 2000 and 1999 fiscal years, the Company maintained no long-term incentive plan, as defined in applicable Securities and Exchange Commission rules. All options granted to the named executive officers in fiscal 2001, 2000 and 1999 were awarded pursuant to the 1994 Plan.

(4) The stated amounts for Messrs. Small, Milke, Albert and Graves consist of the Company's contributions made pursuant to the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees. During the fiscal year ended 2001, the expense to the Company for the life insurance premiums were $7,500; $7,548; $7,617 and $18,013 for Messrs. Small, Milke, Albert and Graves, respectively, and the Company's contributions to the 401(k) Plan were $10,200; $10,200; $10,200 and $10,200 for Messrs. Small, Milke, Albert and Graves, respectively.

(5)      See "Severance and Change-of-Control Agreements".

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table shows, as to the named executive officers, information about option/SAR grants during the 2001 fiscal year:

                                INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------------
                            NUMBER OF         % OF TOTAL
                            SECURITIES        OPTIONS/SARS
                            UNDERLYING         GRANTED TO       EXERCISE
                           OPTIONS/SARS       EMPLOYEES IN       PRICE          EXPIRATION          GRANT DATE
       NAME                GRANTED (#)(1)      FISCAL YEAR      ($/SHARE)         DATE            PRESENT VALUE (2)
       ----                --------------      -----------      ---------       ---------        -----------------
Louis F. Crane.............    20,000              7.0%         $ 12.44          5/16/2010         $  121,551
George M. Small............    20,000              7.0%         $ 12.44          5/16/2010         $  121,551
Drury A. Milke.............    15,000              5.3%         $ 12.44          5/16/2010         $   91,163
Hans J. Albert.............    15,000              5.3%         $ 12.44          5/16/2010         $   91,163
Gene Graves................    15,000              5.3%         $ 12.44          5/16/2010         $   91,163

--------------------
(1) These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Company's Common Stock on the effective date of such purchase over the exercise price per share. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to the Company unrestricted Common Stock already owned by the optionee or by the Company withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the "Committee"). Options under the 1994 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a "Replacement Option"). Replacement Options are exercisable at a price equal to the fair market value of the Common Stock of the Company as of the date of the grant of the Replacement Option. The options granted under the 1994 Plan also provide for certain "cashout" rights following a Change In Control (as defined in the 1994 Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have the Company withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to the Company previously owned shares of Common Stock.

(2) The present value for these options was estimated at the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used to obtain the grant-date present value: expected volatility of 53.81%, risk-free interest rate of 6.78%, no dividend yields and an expected life of approximately 4 years, based on weighted average historical lives.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES

         The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 2001 and the values of unexercised options as of March 31, 2001:

                                                                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                     OPTIONS/SARS AT FY END     OPTIONS/SARS AT FY END (1)
                                                                     ----------------------     --------------------------
                                    SHARES ACQUIRED    VALUE
                    NAME             ON EXERCISE      REALIZED      EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
                    ----            ---------------   --------      -----------  ------------- -----------  -------------
Louis F. Crane......................          --     $      --        106,000       20,000      $1,340,803   $ 247,460

George M. Small.....................     105,000     $ 992,736         65,000       20,000      $  653,470   $ 247,460

Drury A. Milke......................      50,000     $ 629,834         20,000       15,000      $  116,260   $ 185,595

Hans J. Albert......................      50,000     $ 492,300         20,000       15,000      $  116,260   $ 185,595

Gene Graves.........................      70,000     $ 841,189             --       15,000      $       --   $ 185,595

--------------------
(1) The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 2001, over the aggregate exercise price of the options.

                  SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

         The Company has entered into change of control agreements (the "Change of Control Agreements") with certain executive officers. The Change of Control Agreements for each executive officer provide for continued employment for a three year period following a Change of Control, as defined (the "Employment Term"). Should the officer's employment be terminated during the Employment Term for any reason other than death, disability or "Cause", as defined, or should the officer terminate his employment for "Good Reason", as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of the officer's Annual Base Salary, as defined, and Highest Annual Bonus, as defined. Also, the officer will be entitled to continued welfare benefits under various Company plans and programs for a minimum of thirty-six months following the "Date of Termination", as defined, as well as outplacement services and other benefits. In addition, those officers who are parties to the Executive Welfare Benefit Agreements dated March 31, 1986 will, in the event of such termination, be treated as having been terminated without cause as of the Date of Termination, and the insurance policies provided under such Executive Welfare Benefit Agreements will be immediately transferred to the officer, the officer will be credited with three additional years of service for purposes of the vesting of such policies, and the Company will continue to pay the premiums on such policies for three years after such officer's Date of Termination. In the event that any payments by the Company to or for the benefit of the officer (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax"), then the officer will be entitled to an additional payment ("Gross-Up Payment") in an amount such that, after payment by such officer of all taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreements also provide that no award granted under the 1994 Plan or pursuant to any other plan or arrangements maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.

         Under the terms of the 1994 Plan, if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the 1994 Plan determines otherwise at the time of the award the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of March 31, 2001, the members of the Compensation Committee were Messrs. Johnson, Jones and Sager. No member of the Compensation Committee was an officer of the Company at any time during fiscal year 2001.

         During fiscal 2001, no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a Director of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is comprised exclusively of nonemployee directors and is responsible for formulating and making recommendations to the Board of Directors with regard to:

         -- the Company's executive compensation policies and programs, and

         -- specific salary and incentive awards to executive officers.

COMPENSATION POLICY

         In designing and implementing its executive compensation program, the Company follows a long-standing philosophy that management pay should be directly and substantially tied to the achievement by the Company of its performance objectives. A corollary principle guiding the Company's compensation programs is that stock-based compensation should be an integral part of the program to align management incentives with share price. The Company also operates under the principle that short-term and long-term elements of compensation should be balanced. Finally, the Company believes that, to excel, it must continue to attract and retain highly talented and motivated employees at all levels, especially the senior executives.

         Accordingly, the Company's overall compensation policy is to provide a competitive compensation package designed to attract, motivate and retain key executive officers and to tie executive pay to overall Company performance and return to stockholders. The Company's executive compensation program consists of base salary, annual incentives and long-term incentives. Executive officers also participate in a 401(k) plan, a medical plan, a life insurance plan and other benefit plans available to employees generally.

         The compensation packages provided to the Chief Executive Officer and the other executive officers for the 2001 fiscal year were based in part on recommendations included in a study performed by an outside consulting firm hired by the Company in 1999. The Compensation Committee updated the strategic direction for the Company and the Company's objective for its executive compensation programs considered in the 1999 study. The Compensation Committee also reviewed publicly available executive compensation information for several companies with revenues and scope of operations similar to that of the Company.

1.       BASE SALARY

         The Committee reviews base salaries annually. Salary increases in the 2001 fiscal year were based on individual performance and the Company's achievement of its profit goals, as well as salaries paid by Company competitors. In each of the last several years, the President initially has recommended to the Committee salary levels for the upcoming year for all Company officers other than himself. The Committee has reviewed the President's recommendations and industry comparisons and made its salary recommendations to the full Board. The Board approved all of the Committee's recommended salary levels for the 2001 fiscal year.

         The Company believes that the salaries of the executives named in the Summary Compensation Table for the 2001 fiscal year were at or near the median of the peer group considered by the Committee to constitute the Company's most direct competitors for executive talent. The Compensation Committee believes that not all of the companies in a peer group established to compare stockholder returns are necessarily representative of the companies competing with the Company for executive talent. Thus, the peer group used by the Company to compare compensation is a sub-group of the companies included in the peer group index in the Stock Performance Graph on Page 13 of this Proxy Statement.

2.       ANNUAL INCENTIVES

         Cash bonuses provide an annual incentive to the Company's executives. Bonus amounts to executives are determined according to the terms of the Annual Incentive Plan approved by the stockholders in 1994. This element of the compensation program is designed to link executive pay to objective measures of the performance of the Company. For the 2001 fiscal year 75% of the annual incentive bonus was based on consolidated earnings. Threshold, target, and maximum levels of Company performance were established for the performance measure, based on historical results, budgets and growth goals established by the Company. The remaining 25% of the annual incentives were discretionary based upon the Compensation Committees' assessment of the executive's individual performance. For the 2001 fiscal year, the Company met all of the performance goals. Accordingly, the bonuses awarded during fiscal year 2001 to each of the employees designated to participate in the Annual Incentive Plan, including the executive officers, were determined through a combination of the discretion of the Compensation Committee and the application of the objective measures of the plan.

         In accordance with the restricted stock payment alternative under the 1994 Plan, initially approved by the stockholders in 1994, certain executives may elect to receive all or any part of their bonuses in shares of Restricted Stock. The Committee believes that this application of Restricted Stock is an excellent vehicle for expanding the stock ownership of executives of the Company and will further deepen the executive officers' commitment to the long-term objectives and performance of the Company and their identification with stockholder interests.

3.       LONG-TERM INCENTIVES

         The Compensation Committee believes that granting stock options is the most appropriate method of motivating and rewarding executive officers for the creation of long-term shareholder value. The Company has established a policy of awarding stock options based upon continuing progress of the Company and on individual performance by its executives. The Compensation Committee uses only subjective and informal measures of Company and individual performance in deciding whether and, if so, how many options to award. Typically, stock options are granted annually. In May 2000, options were awarded to the executive officers, including the following grants to the executive officers named in the Summary Compensation Table: Louis F. Crane - 20,000; George M. Small - 20,000; Drury A. Milke - 15,000; Hans J. Albert - 15,000 and Gene Graves - 15,000. All awards shown in the Summary Compensation Table were made at fair market value at the time of grant so that holders will benefit from such grants only when, and to the extent, the stock price increases after the date of grant.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Louis F. Crane has been a Director of the Company since 1987 and was elected Chairman of the Board of Directors in October 1997 and Chief Executive Officer in September 1999. Mr. Crane's remuneration as CEO is set annually by the Board of Directors upon recommendation by the Compensation Committee. The Compensation Committee sought to align Mr. Crane's base salary and annual incentives at a reasonable level in comparison to other companies in the Company's self-elected compensation peer group. Mr. Crane's base salary was established at $260,000 per year. Under the Annual Incentive Plan, Mr. Crane's incentive opportunity for fiscal 2001, was 120% of his base salary. Performance criteria for fiscal 2001 was based upon the budget approved for the fiscal year ended March 31, 2001, additional earnings targets, and a discretionary assessment of Mr. Crane's contributions. The performance criteria were all met and considering the discretionary element, Mr. Crane was awarded $312,000 in cash.

         Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who were highest paid and employed at year end. The policy of this Committee is to establish and maintain a compensation program that maximizes the creation of long-term value for stockholders. Action will be taken to qualify compensation approaches to ensure deductibility except in those areas where the Committee believes that stockholder interests are best served by retaining flexibility of approach.


                                      COMPENSATION COMMITTEE




                                      Kenneth M. Jones, Chairman
                                      David M. Johnson
                                      Harry C. Sager

                             AUDIT COMMITTEE REPORT

         The Audit Committee's principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies, to recommend to the Company's Board of Directors, based on its discussions with the Company's management and independent auditors, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the three members of the Audit Committee satisfy the requirements of NASDAQ as to independence, financial literacy and experience. A copy of the Audit Committee charter is attached hereto as Appendix A.

         In connection with the Company's consolidated financial statements for the fiscal year ended March 31, 2001, the Audit Committee has:

         o reviewed and discussed the audited financial statements with management;

         o discussed with the Company's independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statements on Auditing Standards No. 61; and

         o received the written disclosures and the letter from Arthur Andersen LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence.

         o considered whether the provision of services by Arthur Andersen LLP not related to the audit of the Company's consolidated financial statements and the review of the Company's interim financial statements is compatible with maintaining the independence of Arthur Andersen LLP.

         Based on the review and discussions with the Company's management and independent auditors, as set forth above, the Audit Committee recommended to the Company's Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, as filed with the SEC.

                                                Audit Committee:

                                                Jonathan Cartwright, Chairman
                                                Kenneth M. Jones
                                                David M. Johnson

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP conducted the examination of the Company's financial statements for the fiscal year ended March 31, 2001, and has been selected to conduct the examination of the Company's financial statements for the current year. During fiscal 2001, the Company's independent accounting firm, Arthur Andersen LLP, billed the Company the following aggregate fees for the following services rendered:

         Audit Fees                                                             $390,000
         Financial Information System Design & Implementation Fees              $     --
         All Other Fees                                                         $529,961

Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCK PERFORMANCE GRAPH

         The following performance graph compares the yearly cumulative return on the Company's Common Stock to the NASDAQ Stock Market (U.S. Companies) Index and a peer group index of companies selected by the Company, over a five fiscal year period ending on March 31, 2001. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark Offshore, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at June 30, 1996.

             COMPARISON OF CUMULATIVE STOCKHOLDER RETURN 1996 - 2001

                                    [GRAPH]

                                           AS OF
                                           JUNE 30,                                 AS OF MARCH 31,
                                           --------                  ----------------------------------------------
                                             1996                    1997       1998       1999      2000      2001
                                             ----                    ----       ----       ----      ----      ----
OLOG...........................               100                     115        143         84       100       179
NASDAQ.........................               100                     103        156        210       391       157
PEER GROUP.....................               100                     116        147         82       100       118


         2. PROPOSAL TO APPROVE AN AMENDMENT TO THE 1991 NONQUALIFIED STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

SUMMARY OF AMENDMENT

         At the Annual Meeting, the Company will ask the stockholders to approve an amendment to the Offshore Logistics, Inc. Nonqualified Stock Option Plan for Nonemployee Directors (the "1991 Plan") extending the term of the 1991 Plan through the Company's Annual Meeting in 2003 (the "Amendment"). The Board of Directors has determined that the Amendment is desirable for the Company at this time inasmuch as, in the absence of an extension of the 1991 Plan, the 1991 Plan will not be available to provide equity-based compensation for directors of the Company. The Company is not asking for an increase in the previously authorized 200,000 shares of the Company Common Stock that have been reserved for issuance under the 1991 Plan. At March 31, 2001, 47,500 shares of Common Stock remain available for the grant of options under the 1991 Plan.

GENERAL

         The purpose of the 1991 Plan is to strengthen the ability of the Company to attract and retain the services of directors whose training, experience and ability are of value to the Company, to attract new directors who are expected to render valuable services to the Company, and to promote and stimulate the active interest of all such persons in the development and financial success of the Company. In furtherance of this purpose, the 1991 Plan authorizes the granting to directors who are not otherwise employees of the Company (the "Nonemployee Directors") of nonstatutory options to purchase Common Stock (the "Options"). The Options are not intended to be incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Such benefits are to be received in addition to, and not in lieu of, the annual cash director fees customarily paid by the Company.

PLAN PROVISIONS

         The principal features of the 1991 Plan are summarized below. This summary is qualified by reference to the full text of the 1991 Plan that is annexed as Appendix B to this Proxy Statement.

         The 1991 Plan is administered by the Board of Directors. The only persons eligible to participate under the 1991 Plan are those persons who become nonemployee members of the Board of Directors of the Company at any time prior to the termination of the 1991 Plan. The Company currently has six Nonemployee Directors. Six of the eight nominees for election to the Board of Directors at the Annual Meeting would qualify as Nonemployee Directors if elected.

         A total of 200,000 shares of Common Stock has been reserved for issuance upon exercise of the Options. The number of shares authorized for issuance under the 1991 Plan and the number of shares subject to, and the exercise prices of, outstanding options are subject to adjustment in the event of stock splits, stock dividends, and similar changes in the Company's capitalization. Any shares reserved for issuance under the 1991 Plan that remain unsold and which are not subject to outstanding Options at the termination of the 1991 Plan shall cease to be reserved for this purpose. Should any Option expire, terminate or be canceled prior to its exercise in full, the shares previously reserved for issuance upon the exercise of such Option may again be subjected to an Option under the 1991 Plan.

         Assuming the proposed Amendment is approved by the stockholders at this year's Annual Meeting of Stockholders, as of the date of this year's Annual Meeting of the Company's stockholders, and as of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect, each Nonemployee Director who is elected or reelected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an Option to purchase 2,000 shares of Common Stock. However, no such Options may be granted to any Nonemployee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

         The option price per share (the "Option Exercise Price") for each Option granted under the 1991 Plan is the fair market value (as defined in the 1991 Plan) of the Common Stock of the Company on the date of grant of such option.

         Options are not exercisable until six months after the date of grant. The Option Exercise Price of the shares of Common Stock issuable upon the exercise of Options (the "Option Shares") may be paid in cash, or, at the option of the holder of the Options, by delivery of already-owned shares of Common Stock of the Company having a fair market value equal to the Option Exercise Price, or by delivery of a combination of the above.

         Options are not assignable or otherwise transferable, except by will or by the laws of descent and distribution. Options may be exercised solely by the optionee during his lifetime or after his death by the personal representative of his estate or the persons entitled thereto under his will or under the laws of descent and distribution.

         Except as set forth below, Options held by a person who ceases to be a director or who becomes an employee of the Company or any of its subsidiaries, shall be exercisable for three months after the date such person ceases to be a director or becomes an employee of the Company or any of its subsidiaries. If the holder of an Option ceases to be a director by reason of retirement or disability, the holder may exercise such Option for one year after the date he ceases to be a director. If the holder of an Option dies, such Options may be exercised by a legatee or legatees of the holder under his last will, or by his personal representative or distributees, for a period of one year following his death. If a director is removed for cause, Options held by the director are not exercisable after such removal.

         Assuming the proposed Amendment is approved by the stockholders at this year's Annual Meeting of Stockholders, the 1991 Plan will terminate, and no Options may be issued, after the date of the Annual Meeting of stockholders in 2003 and any Options outstanding on such date will remain outstanding until they have either expired or been exercised. The Board of Directors may amend the 1991 Plan as it shall deem advisable, except that it may not, without further approval of the stockholders of the Company, increase the aggregate number of shares subject to the 1991 Plan, materially increase the benefits accruing to participants in the 1991 Plan, extend the term of the 1991 Plan, or change the class of individuals eligible to receive Options under the 1991 Plan. The Board of Directors may terminate the 1991 Plan at any time. Termination of the 1991 Plan will not affect the rights of the optionees or their successors under any Options outstanding and not exercised in full on the date of termination.

FEDERAL INCOME TAX CONSEQUENCES

         Options granted under the 1991 Plan will be nonqualified options within the meaning of the Code. The Company is advised that the federal income tax consequences of the grant and exercise of options under the 1991 Plan and any subsequent sale of shares so purchased will be as follows. Upon the grant of an Option, no income will be realized by the optionee. Upon the exercise of an Option, an optionee will recognize ordinary income at the time of the exercise equal to the excess of the then fair market value of the Option Shares received over the Option Exercise Price. The Company will be entitled to a corresponding tax deduction in the amount of such ordinary income in the taxable year of the Company determined in accordance with Section 83(h) of the Code and applicable Treasury regulations.

         Because the optionees will be directors who are not employees of the Company, there will be no withholding with respect to the exercise of Options (although the optionees may be subject to income taxes and the self-employment tax on self-employed persons generally will apply thereto).

         When the Option Shares received upon the exercise of an Option subsequently are disposed of in a taxable transaction, the Optionee generally will recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the optionees basis in the Option Shares, which will be taxable at the tax rates that are applicable on the date of the subsequent disposal of the Option Shares. There are no tax consequences to the Company upon the subsequent disposition of the Option Shares by an optionee. The optionees basis in the Option Shares received as a result of the exercise of an Option will be equal to the sum of the Option Exercise Price and the income recognized upon the exercise of the Option.

APPROVAL

         The proposal to approve the Amendment to the 1991 Plan requires the approval of the holders of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting. Proxies will be voted for or against such approval in accordance with specifications marked thereon, or, if no specification is made, will be voted in favor of such approval.

         The present Nonemployee Directors have an interest in the approval of the 1991 Plan since they will receive grants of Options thereunder, subject to such stockholder approval of the Amendment. However, the Board of Directors believes that it is important to the continued success of the Company to retain the services of its current continuing Nonemployee Directors and to attract new directors who may render valuable services to the Company. Therefore, the Board of Directors believes that it is in the best interest of the Company and its stockholders to adopt the Amendment. The Board of Directors further believes that the 1991 Plan and the grant of the Options benefit the Company and its stockholders by fostering an identity of interest with the Company's stockholders. No Nonemployee Director has indicated any intention to resign in the event that the Amendment is not approved.

         Directors of the Company having beneficial ownership derived from presently existing voting power, as of July 24, 2001, of approximately 9.5% of the Company's Common Stock have indicated that they intend to vote in favor of approval of the Amendment.

         APPROVAL OF THE AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK, PRESENT OR REPRESENTED AT THE ANNUAL MEETING. BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST THE PROPOSAL. ABSTENTIONS ARE COUNTED AS VOTES CAST AGAINST THE PROPOSAL.

         For the reasons stated herein, the Board of Directors recommends that the stockholders vote "FOR" Proposal 2.

                   DIRECTORS MEETINGS, FEES AND OTHER MATTERS

         The Company has standing Audit, Compensation, Executive and Nominating committees of the Board of Directors. During the fiscal year ended March 31, 2001, each nonemployee member of the Board of Directors received $1,000 for each meeting attended, including committee meetings, and $8,000 per year, payable quarterly in arrears.

         The Board of Directors held five meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

         The 1991 Nonqualified Stock Option Plan for Nonemployee Directors (the "1991 Plan") provides for the granting to directors who are not employees of the Company (the "Nonemployee Directors") of nonqualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 140,500 shares of Common Stock have been reserved at March 31, 2001 for issuance upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company's capital stock.

         As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Nonemployee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Nonemployee Director (except for the Chairman as discussed above) who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Nonemployee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

         The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of the grant. The 1991 Plan terminates on, and no options shall be issued after, the date of the Annual Meeting of stockholders in 2000 and any options outstanding on that date will remain outstanding until they have either expired or been exercised. As discussed above, at the Annual Meeting the Company will ask the stockholders to approve an amendment to the 1991 Plan to extend the term of the 1991 Plan through the Company's Annual Meeting in 2003.

         For the year ended March 31, 2001, the Audit Committee was composed of Messrs. Cartwright, Johnson and Jones. The Committee makes recommendations to the Board concerning the selection and discharge of the Company's independent auditors; reviews the fee, scope and timing of the independent audit and any other services rendered; approves professional services rendered by the auditors; reviews with the auditors and management the Company's policies and procedures with respect to accounting and financial controls; reviews audit results with the auditors; and direct and supervise special investigations. The Audit Committee held two meetings during the last fiscal year.

         For the year ended March 31, 2001, the Compensation Committee was composed of Messrs. Johnson, Jones and Sager. The functions of the Compensation Committee are to recommend to the full Board compensation arrangements for senior management and directors; to recommend compensation plans in which officers and directors are eligible to participate; to administer the 1994 Plan; to grant options or other benefits under the 1994 Plan and to take such other action as is delegated to it by the Board. The Compensation Committee held two meetings during the last fiscal year.

         For the year ended March 31, 2001, the Executive Committee was composed of Messrs. Buckley, Crane and Wolf. The Executive Committee is authorized to act on behalf of the full Board on a broad range of issues. The Executive Committee held one meeting during the last fiscal year.

         For the year ended March 31, 2001, the Nominating Committee was composed of Messrs. Buckley, Sager and Wolf. The function of the Nominating Committee is to recommend nominees to serve on the Board of Directors and to take such action as is delegated to it by the Board. The Company's By-laws provide that any stockholder wishing to nominate a candidate for director at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's Annual Meeting and must contain certain specified information concerning the person to be nominated, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company. The Nominating Committee met once during July 2001, but did not hold any meetings during the last fiscal year.

         On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited ("Bristow"), an English corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited ("BHGL"). CIS is the beneficial owner of 1,752,754 shares of the Company's Common Stock (see "Security Ownership of Certain Beneficial Owners and Management"). CIS has also designated Peter N. Buckley and Jonathan H. Cartwright for nomination to the Company's Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman and Chief Executive Officer and Mr. Cartwright is the Financial Director of Caledonia Investments, plc, the holder of all the outstanding stock of CIS.

         The transaction also included certain executory obligations of the parties that remain in effect between the Company and CIS and its affiliates and certain of which are described below. All such obligations were the result of arms' length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to the Company's Board of Directors and are, in the view of the Company, fair and reasonable to the Company.

         Caledonia holds $10.35 million of the Company's 6% Convertible Subordinated Notes. The Company holds approximately $150 million principal amount of 13.5% subordinated unsecured loan stock debt of Bristow. Bristow has the right to defer payment of interest on that debt until January 31, 2002. Any deferred interest would also accrue interest at an annual rate of 13.5%. In January 1998, the Company advanced $83.6 million to Bristow to refinance certain indebtedness of Bristow. The notes are secured and bear interest at 8.335%.

         In connection with the Bristow transaction, Caledonia and the Company also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, the Company has the right to buy all the Bristow shares held by Caledonia, who, in turn, has the right to sell such shares to the Company. Under current United Kingdom law, the Company would be required, in order for Bristow to retain its operating license, to find a qualified European investor to own any Bristow shares it has the right to acquire under the Put/Call Agreement. Any put or call of the Bristow shares will be subject to the approval of the Civil Aviation Authority.

         For as long as Caledonia owns its Bristow shares, Caledonia is entitled to receive management fees from Bristow. The annual fees range from L.500,000 to L.900,000 and are payable for a maximum of seven years from the date of acquisition.

         During fiscal 2001, the Company leased between thirteen and eighteen aircraft to Bristow on terms that provided for total lease payments of $12.8 million. Bristow leased between three and six of its aircraft to the Company for total lease payments of $1.0 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers, and certain beneficial owners (collectively, "Section 16 Persons") to file with the Securities and Exchange Commission and NASDAQ reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or
5. Copies of all such reports are required to be furnished to the Company. To the knowledge of the Company, based solely on a review of the copies of Section 16(a) reports furnished to the Company for the fiscal year ended March 31, 2001, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 2001.

                               VOTING OF THE PROXY

         SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES AND FOR THE AMENDMENT.

                                     GENERAL

         As of the date of the Proxy Statement, the only matters expected to come before the Annual Meeting are those set forth above. If any other matters are properly brought before the Annual Meeting or any adjournment thereof and if the shares for which the Proxy is given are entitled to vote thereon, it is the intention of the person named in the accompanying form of proxy to vote the Proxies on such matters in accordance with their best judgment.

         The cost of soliciting Proxies will be borne by the Company, and upon request, the Company will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company. The directors, officers and employees of the Company may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

         Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001. Any such request should be directed to H. Eddy Dupuis, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of August 1, 2001, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

                                      By Order of the Board of Directors

                                      /s/ H. Eddy Dupuis

                                      H. Eddy Dupuis
                                      Secretary




Lafayette, Louisiana
August 8, 2001

                                                                      APPENDIX A


                            OFFSHORE LOGISTICS, INC.
                             AUDIT COMMITTEE CHARTER


I.       PURPOSE

         The Audit Committee (the "Committee") shall provide assistance to the Board of Directors of Offshore Logistics, Inc. (the "Company") in fulfilling its responsibility to the shareholders by monitoring (a) the financial information that will be provided to the shareholders, (b) the systems of internal controls that management and the Board of Directors have established, (c) the audit process, and (d) the independence and performance of the independent accountants. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent accountants, and the financial management of the Company.

II.      MEMBERSHIP

         The Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certifications in accounting or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Each will meet the standards of independence and any other qualifications required by regulatory organizations having jurisdiction over the affairs of the Committee.

         The members of the Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the Board of Directors, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

III.     MEETINGS

         Regular meetings shall be held as may be necessary and special meetings may be called by the Chairperson of the Committee or at the request of the independent accountants.

         As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chairperson or designee should meet with management quarterly to review the Company's interim financial statements.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Committee shall:

DOCUMENTS/REPORTS REVIEW

         1. Review and update this Charter periodically, at least annually, as conditions dictate.

         2. Review the organization's annual financial statements and any financial reports submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

         3. Review with management the results of the independent accountants' review of the Company's interim financial statements in accordance with generally accepted auditing standards for conducting such reviews

                  (currently statement of Auditing Standards No. 71). The Chairperson of the Committee or his designee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

         4. The independent accountants are accountable to the Committee and the Board of Directors. The Board of Directors, with the advice of the Committee, has the authority and responsibility to select, evaluate and, if necessary or appropriate, replace, the independent accountants.

         5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and fees charged by the independent accountants.

         6. Review the performance of the independent accountants and recommend to the Board of Directors any proposed discharge of the independent accountants when circumstances warrant.

         7. At least annually, confirm and assure the independence of the independent accountants, including receipt and review of the formal written statement provided by the independent accountants regarding any relationships, services, and/or fees which may reasonably be thought to bear on the independence and objectivity of such accountants.

         8. Discuss with the independent accountants any disclosed relationships or services that may affect the independent accountants' independence and take, or recommend that the Board of Directors take, appropriate action to ensure the independence of the independent accountants.

ANNUAL AUDIT

         9. Consider, in consultation with the independent accountants and management, the audit scope.

         10. Review with financial management and the independent accountants at the completion of the annual examination:

                  (a) The Company's annual financial statements and related footnotes to determine that the independent accountants are satisfied with the disclosures and content of the financial statements.

                  (b) The independent accountants' audit of the financial statements and the report thereon.

                  (c) Any significant changes required in the independent accountants' audit plan.

                  (d) Any serious difficulties or disputes with management encountered during the course of the audit.

                  (e) Other matters related to the conduct of the audit which are to be communicated to the committee under Generally Accepted Auditing Standards (currently, Statement of Auditing Standards No. 61).

         11. Recommend to the Board of Directors, based on the Committee's discussions with management and the independent accountants, that the audited financial statements be included in the annual report on Form 10-K to be filed with the Securities and Exchange Commission.

FINANCIAL REPORTING PROCESSES

         12.      Consider and review with the independent accountants:

                  (a)      The adequacy of the Company's internal controls.

                  (b) Any related significant findings and recommendations of the independent accountants.

         13. Inquire of management, and the independent accountants about significant risk areas of potential financial reporting exposure and assess the steps management has taken to minimize such risk to the Company.

         14. In consultation with the independent accountants, discuss the integrity of the Company's financial reporting processes, both internal and external.

         15. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

         16. Consider and recommend to the Board of Directors, if appropriate, major changes to the Company's accounting principles and practices as suggested by the independent accountants or management.

MISCELLANEOUS

         17. Maintain minutes of all regular and special meetings of the Committee.

         18. Review and approve the audit committee report (drafted by management on the Committee's behalf) required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement and review the disclosure in the Company's annual proxy statement regarding the independence of Committee members.

         19. Review and approve submissions of required certifications (drafted by management on the Committee's behalf) to the NASDAQ Stock Market or any other appropriate exchange or trading systems.

         20. Report periodically to the Board of Directors on significant results of the foregoing activities.

         21. The Committee will perform such other functions as assigned by the Board of Directors, the Company's Certificate of Incorporation or Composite By-laws, or regulatory bodies having jurisdiction over the affairs of the Committee and will be allowed to seek independent advice, at the expense of the Company, if necessary to fulfill any of its responsibilities.

         Notwithstanding anything in Section IV to the contrary, the Audit Committee will not be required to take all of the actions or to exercise all of the powers enumerated above, and the Audit Committee's failure to take any one or more such actions or to exercise any one or more such powers in connection with the good faith exercise of its oversight functions will in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its stockholders.

         While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations.

                                                                      APPENDIX B


         1991 NONQUALIFIED STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS
                                   AS AMENDED

PURPOSE OF THE PLAN

         The Offshore Logistics, Inc. 1991 Nonqualified Stock Option Plan For Nonemployee Directors (the "Plan") is intended to promote the interests of Offshore Logistics, Inc., a Delaware corporation (the "Company"), and its shareholders by helping to attract and retain the services of experienced and knowledgeable nonemployee directors and by providing an opportunity for ownership by nonemployee directors of shares of common stock of the Company, $0.01 par value (the "Common Stock"). Options granted under the Plan (collectively the "Options" and in the singular an "Option") will be Options which do not constitute incentive stock options, within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION OF PLAN

         The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the terms of the Plan, the Board shall have the power to interpret the provisions and supervise the administration of the Plan. All decisions made by the Board pursuant to the provisions of the Plan shall be made by a majority of its members at a duly held regular or special meeting or by written consent in lieu of any such meeting.

OPTION AGREEMENTS

         Each Option granted under the Plan shall be evidenced by an agreement (the "Option Agreement") in such form as shall have been approved by the Board. The Option Agreement shall be subject to the terms, provisions, and conditions of the Plan and may contain such other terms, provisions, and conditions that are not inconsistent with the Plan as the Board shall determine.

GRANT OF OPTIONS

         Each director of the Company who is not otherwise an employee of the Company or any of the Company's subsidiaries, as that term is defined in Section 425(f) of the Code (each of whom is referred to herein as a "Nonemployee Director"), shall be granted an Option to purchase (the "Initial Option") the number of shares of Common Stock determined as follows: Number of shares of Common Stock subject to the Initial Option = (years of continuous service as director x 500) + 2,000. Thereafter, as of the date of the Company's annual meeting of shareholders in each year that the Plan remains in effect, commencing with the 1992 annual meeting of shareholders, each Nonemployee Director who is elected or reelected to the Board or who otherwise continues to serve as a director of the Company as of the close of such meeting shall be granted, without the exercise of discretion on the part of any person or persons, an Option to purchase (the "Subsequent Option") 2,000 shares of Common Stock; provided, however, that no Options shall be granted to a Nonemployee Director in a particular year if such Nonemployee Director missed 50% or more of the aggregate number of meetings of the Board of Directors and committees on which he served during the twelve months preceding the annual meeting for such year. If, as of such annual meeting date of any year that the Plan is in effect, there are not sufficient shares available under this Plan to allow for the grant to each Nonemployee Director of Options for the number of shares provided herein, each Nonemployee Director shall receive Options for his pro rata share of the total number of shares of Common Stock available under the Plan.

SHARES SUBJECT TO THE PLAN

         Subject to adjustments as provided in Section 11, the aggregate number of shares of Common Stock reserved for issuance pursuant to the exercise of Options granted under this Plan is 200,000. Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. Exercise of an Option shall result in a decrease in the number of shares of Common Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

OPTION PRICE

         The exercise price of each Option shall be the fair market value of the Common Stock subject to such Option on the Date of Grant. For the purposes of this Plan, the following terms shall have the following meanings:

         (a) "Date of Grant" means (i) in the case of an Initial Option, September 24, 1991; and (ii) in the case of a Subsequent Option, the date of the annual meeting of shareholders on which such Subsequent Option is granted.

         (b) The "fair market value" of a share of Common Stock on a particular date shall be deemed to be the average (mean) of the reported "high" and "low" sales prices for such shares as reported in The Wall Street Journals NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, then the average of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated, or, in all other cases, the value established by the Board of Directors of the Company in good faith.

TERM OF PLAN

         The Plan shall be effective as of September 24, 1991. Options granted under this Plan may not be exercised before the approval of the Plan at the 1991 annual meeting of the Company's stockholders by the affirmative vote of the holders of a majority of the outstanding shares of the Company's stock present, or represented by proxy, and entitled to vote. If such approval of the Plan by the stockholders does not occur at such meeting, any Options granted pursuant to this Plan shall be void. Except with respect to Options then outstanding, if not sooner terminated under the provisions to Section 16 of this Plan, the Plan shall terminate upon and no further Options shall be granted after the date of the annual meeting of stockholders held in 2003.

PROCEDURE FOR EXERCISE

         No option granted under this Plan may be exercised, and the shares subject to each Option may not be purchased, for a period of six (6) months after the Date of Grant of such Option. Thereafter, Options shall be exercised by written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised and specifying the address to which the certificates for such shares are to be mailed. Such notice shall be accompanied by cash or certified check or bank draft payable to the order of the Company in an amount equal to the option price per share multiplied by the number of shares of Common Stock as to which the Option is then being exercised or, at the election of the Nonemployee Director who holds such Option, accompanied by Common Stock held by the Nonemployee Director equal in value to the full amount of the option price (or any combination of cash or such Common Stock). For purposes of determining the amount, if any, of the option price satisfied by payment in Common Stock, such Common Stock shall be valued at its fair market value on the date of exercise in accordance with Section 6(b) of this Plan. Any Common Stock delivered in satisfaction of all or a portion of the option price shall be appropriately endorsed for transfer and assigned to the Company. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Nonemployee Director one or more certificates representing in the aggregate the number of shares with respect to which such Option was exercised, issued in the Nonemployee Director's name; provided, however, that such delivery shall be deemed to have occurred for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Nonemployee Director, at the address specified pursuant to this Section 8.

ASSIGNABILITY

         An Option shall not be assignable or otherwise transferable by the Nonemployee Director holding such Options except by will or by the laws of descent and distribution, and may be exercised during such Nonemployee Director's lifetime only by that Nonemployee Director. No transfer of an Option by a Nonemployee Director by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice of the transfer and an authenticated copy of the will and such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

NO RIGHTS AS SHAREHOLDER

         No Nonemployee Director shall have any rights as a shareholder with respect to shares covered by an Option until the date of issuance of a stock certificate representing such shares. Except as provided in Section 11 of this Plan, no adjustment for dividends, or otherwise, shall be made if the record date therefore is prior to the date of issuance of such certificate.

RECAPITALIZATION OR REORGANIZATION

         (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of debt or equity securities ranking prior to or affecting the Common Stock or the rights attendant thereto, or the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of the Company's assets or business or any other corporate act or proceeding, whether of a similar or dissimilar nature.

         (b) The shares with respect to which options may be granted hereunder are shares of Common Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of all of the shares of the Stock which are subject to Options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, a stock split, a combination of shares, a recapitalization or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefore in money, services or property, the number of shares of Stock available under this Plan and the number of shares of Stock with respect to which Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the option price payable per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the option price payable per share shall be proportionately increased.

         (c) If the Company is reorganized, merged or consolidated or is otherwise a party to a plan of exchange with another corporation pursuant to which reorganization, merger, consolidation or plan of exchange shareholders of the Company receive any shares of Common Stock or other securities or if the Company shall distribute ("Spin Off") securities of another corporation to its shareholders, there shall be substituted for the shares subject to the unexercised portions of outstanding Options granted hereunder an appropriate number of shares of (i) each class of stock or other securities which were distributed to the shareholders of the Company in respect of such shares in the case of a reorganization, merger, consolidation or plan of exchange, or (ii) in the case of a Spin Off, the securities distributed to shareholders of the Company together with shares of Common Stock, such number of shares or securities to be determined in accordance with the provisions of Section 425 of the Code (or other applicable provisions of the Code or regulations issued thereunder which may from time to time govern the treatment of stock options in such a transaction); provided, however, that all such Options may be canceled by the Company as of the effective date of a reorganization, merger, consolidation, plan of exchange or Spin Off, or any dissolution or liquidation of the Company, by giving notice to each Nonemployee Director of the Company's intention to do so and by permitting the purchase for a period of at least thirty days during the sixty days next preceding such effective date of all of the shares subject to such outstanding Options, without regard to the installment provisions (if any) set forth in the Option Agreements governing such Options; and provided further that in the event of a Spin Off, the Company may, in lieu of substituting securities or accelerating and canceling Options as contemplated above, elect (A) to reduce the purchase price for each share of Stock subject to an outstanding Option by an amount equal to the fair market value, as determined in accordance with the provisions of Section 6(b), of the securities distributed in respect of each outstanding share of Common Stock in the Spin Off or (B) to reduce proportionately the purchase price per share and to increase proportionately the number of shares of Common Stock subject to each Option in order to reflect the economic benefits inuring to the shareholders of the Company as a result of the Spin Off.

         (d) Except as otherwise expressly provided in this Plan, the issuance by the Company of shares of stock of any class or securities convertible into or exchangeable for shares of stock of any class, for cash, property, labor or services, upon the direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into or exchangeable for such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Options theretofore granted or the exercise price per share.

TERMINATION OF OPTION

         (a) Upon the optionees ceasing to be a Nonemployee Director of the Company for cause (as hereinafter defined), such optionees Options shall terminate immediately. For purposes of this Section, "cause" shall mean a breach of such Nonemployee Director's fiduciary duty as a director of the Company or such Nonemployee Director's conviction of a felony or a crime involving moral turpitude.

         (b) Upon an optionees ceasing to be a Nonemployee Director as a result of retirement, disability or death, or such optionees becoming employed by the Company or a subsidiary of the Company, the period during which such optionee may exercise any outstanding portion of his Options shall not exceed (i) one year from the date of retirement, disability or death or (ii) three months from the date such employment begins; provided, however that should that optionee die during such three-month period, such Options shall terminate one year from the date of employment. Notwithstanding the foregoing, however, in no event shall the period during which such Options may be exercised extend beyond the expiration of the term of such Options.

         (c) Upon an optionees ceasing to be a Nonemployee Director for any reason other than for cause (as hereinabove defined) or as a result of retirement, disability, death or his employment by the Company or a subsidiary, the optionee shall be entitled to exercise any outstanding portion of his Options for a period of three months from the date the optionee ceases to be a Nonemployee Director; provided, however, that should such optionee die during such three-month period, such Options shall terminate one year from the date such optionee ceased to be a Nonemployee Director.

COMPLIANCE WITH LAW; PURCHASE FOR INVESTMENT

         No shares shall be issuable upon the exercise of an Option unless the Company shall have determined that the issuance complies with applicable law. Unless the Options and shares of Common Stock subject to this Plan have been registered under the Securities Act of 1933, as amended, no shares shall be issuable upon exercise of an Option unless the Company has determined that such registration is unnecessary and, if deemed necessary by the Company, each person exercising an Option under this Plan has represented in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company may require that any certificates of shares issued upon exercise of an Option bear a legend restricting transfer thereof on such terms as the Company may determine, and the Company may instruct its transfer agent to "stop transfer" of any such shares on such terms as it deems appropriate.

TAXES

         (a) The Company may make such provisions as it deems appropriate for the withholding of any taxes if the Company determines such withholding is required in connection with the grant or exercise of any Options.

         (b) Any Nonemployee Director may pay all or any portion of the taxes required to be withheld by the Company or paid by him in connection with the exercise of an Option by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Section 6(b), equal to the amount required to be withheld or paid. A Nonemployee Director must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date"). All such elections are irrevocable and subject to disapproval by the Board and are subject to the following additional restrictions: (i) such election may not be made within six months of the grant of an Option, provided that this limitation shall not apply in the event of death or disability; and (ii) such election must be made either six months or more prior to the Tax Date or in a window period commencing on the third business day following the Company's release of a quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such release. Where the Tax Date in respect of an Option is deferred until six months after exercise and the Nonemployee Director elects share withholding, the full amount of shares of Common Stock will be issued or transferred to him upon exercise of the Option, but he shall be unconditionally obligated to tender back to the Company the number of shares necessary to discharge the Company's withholding obligation or his estimated tax obligation on the Tax Date.

GOVERNMENT REGULATIONS

         This Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of the Plan or any Option Agreement to the contrary, the Plan shall be administered and interpreted in order that the Plan, and the grant and exercise of Options under the Plan, shall comply with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

AMENDMENT OR TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change to any Option may be made which would impair the rights of the Nonemployee Director holding that Option without the consent of that Nonemployee Director; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan, without the approval of the stockholders of the Company. Notwithstanding the foregoing, to the extent but only to the extent required in order that Rule 16b-3, as promulgated in SEC Release No. 34-28869, February 8, 1991, be complied with, the Plan shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

                            OFFSHORE LOGISTICS, INC.
                                      PROXY

                      This Proxy is Solicited on Behalf of
                             the Board of Directors

     The undersigned stockholder of Offshore Logistics, Inc., a Delaware corporation, hereby appoints George M. Small and H. Eddy Dupuis, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, Houston, Texas, on Monday, September 17, 2001, at 3:00 p.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company and FOR approval of the proposal to amend the Offshore Logistics, Inc. Nonqualified Stock Option Plan for Nonemployee Directors.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
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

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example   [X]

(1)  Election of the following nominees as Directors:

          For all          Withhold for              Withhold for the following
          nominees         all nominees              only: (Write the name(s) of
             [ ]               [ ]                   the nominee(s) below) Peter
                                                     N. Buckley, Jonathan H.
                                                     Cartwright, Louis F. Crane,
                                                     David M. Johnson, Kenneth
                                                     M. Jones, George M. Small,
                                                     Robert W. Waldrup and
                                                     Howard Wolf.


                                                     ---------------------------

(2) Approval of proposal to amend the Offshore Logistics, Inc. Nonqualified Stock Option Plan for Nonemployee Directors.

          For       Against          Abstain
          [ ]         [ ]              [ ]

                                                     The undersigned hereby
                                                     acknowledges receipt of a
                                                     copy of the accompanying
                                                     Notice of Annual Meeting of
                                                     Stockholders and Proxy
                                                     Statement and hereby
                                                     revokes any proxy or
                                                     proxies heretofore given.

                                                     Date:
                                                     ---------------------------


                                                     ---------------------------
                                                     Signature


                                                     ---------------------------
                                                     Signature

                                                     Please mark, date and sign
                                                     as your account name
                                                     appears and return in the
                                                     enclosed envelope. If
                                                     acting as executor,
                                                     administrator, trustee or
                                                     guardian, etc., you should
                                                     indicate same when signing.
                                                     If the signer is a
                                                     corporation or partnership,
                                                     please sign the full
                                                     corporate name or
                                                     partnership name by duly
                                                     authorized officer or
                                                     person. If the shares are
                                                     held jointly, each joint
                                                     stockholder named should
                                                     sign.


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